Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF CBR

The following information should be read in conjunction with the consolidated financial statements and related notes thereto included in this Current Report on Form 8-K. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data than included in the following discussion. This discussion contains forward-looking statements about CBR’s business, operations and industry that involve risks and uncertainties, such as statements regarding CBR’s plans, objectives, expectations and intentions. CBR’s future results and financial condition may differ materially from those currently anticipated by CBR as a result of the factors described or incorporated by reference in the sections entitled “Risk Factors” set forth in AMAG’s most recent Quarterly Report on Form 10-Q.

Overview

CBR is the largest private umbilical cord blood stem cell bank in the world.  It offers pregnant women and their families the ability to collect, process and cryogenically preserve newborn umbilical cord blood and tissue stem cell units. CBR also partners with leading academic institutions that conduct clinical trials focused on evaluating the use of stem cells for regenerative medicine applications in diseases and conditions that have no cure today.

CBR’s cord blood banking services include collection, processing and storage of both cord blood and cord tissue (the “CBR Services”).  CBR processes the collected blood and/or tissue and long-term cryopreserves the stem cells contained in cord blood and tissue. CBR is partnered with institutions on seven FDA-regulated clinical trials, four of which are active and recruiting participants. Currently, CBR provides cord blood stem cells for FDA-regulated clinical trials on treatments for cerebral palsy, autism, acquired hearing loss and pediatric stroke.

CBR directly markets to pregnant women and their families through social media and electronic marketing, and believes that it reaches approximately two million pregnant women each year. CBR also utilizes its consumer sales team to develop customer referrals from its existing base of over 350,000 families. CBR has a team of inside tele-sales representatives who are dedicated to a direct-to-consumer approach based off of CBR’s electronic marketing lead generation and qualification expertise. CBR additionally employs approximately 50 field sales representatives focused on calling on approximately 8,000 obstetricians in the United States.

CBR is headquartered in San Bruno, California with business operations in Tucson, Arizona.

Critical Accounting Policies

CBR defines critical accounting policies as those that are important to the portrayal of its financial condition and results of operations and require estimates and assumptions based on CBR’s judgment of changing market conditions and the performance of its assets and liabilities at any given time. In determining which accounting policies meet this definition, CBR considered its policies with respect to the valuation of its assets and liabilities and estimates and assumptions used in determining those valuations. CBR believes the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to its financial condition and results of operations include the following:

•                Revenue recognition

•                Accounts Receivable

•                Inventories

•                Property and Equipment

•                Goodwill

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.  For multiple-element arrangements, CBR allocates revenue to all deliverables based on their relative selling prices.

CBR determines the selling price to be used for allocating revenue to deliverables as follows: (i) vendor specific objective evidence (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of the selling price (“ESP”).  VSOE generally exists only when CBR sells the deliverable separately and it is the price actually charged for that deliverable.  Any discounts given to the customer are allocated by applying the relative selling price method.

CBR has identified two deliverables generally contained in the arrangements involving the sale of its umbilical cord blood and/or cord tissue products.  The first deliverable is associated with enrollment, including the provision of a collection kit and processing.  Revenue for this deliverable is recognized after the collection and successful processing of a cord blood/cord tissue unit.  The second deliverable is either the annual storage of a specimen for 18 year or lifetime storage (“prepaid storage”) of a specimen.  The time period for the lifetime prepaid storage is assessed annually based on the life expectancy actuarial tables for males and females derived from the United States Social Security Administration.  Revenue for this deliverable is recognized ratably over the length of the payment service period.  CBR has allocated revenue between these deliverables using the relative selling price method.  The selling price for the enrollment, collection kit and processing deliverable and the prepaid storage option are determined based on ESP because CBR does not have VSOE or TPE for these elements.  The selling price for the annual storage option is determined based on VSOE as CBR has standalone renewals to support the selling price.

Deferred revenue includes: (i) amounts collected in advance of unit processing and (ii) amounts associated with unearned storage fees collected at the beginning of the storage contract term, net of allocated discounts.  Amounts not expected to be recognized within the next year are classified as long-term deferred revenue.

Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. CBR maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial conditions, the amount of receivables in dispute, and the current receivables aging and current payment patterns. CBR reviews its allowance for uncollectible accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories consist of cord blood collection kits and processing bags. CBR values inventories at lower of cost or market using the specific-identification method. CBR analyzes inventory levels monthly and expired inventory is disposed of and the related costs are written off. Inventory consisted of the following at December 31:

	2014	2013

Raw materials	$4,397,743	$6,345,674
Finished goods	758,636	1,120,523

Total	$5,156,379	$7,466,197

Property and Equipment

Property and equipment consists of land, building and improvements, computer equipment and software, laboratory equipment, office furniture and equipment, leasehold improvements, and construction in progress. Property and equipment are recorded at cost and are depreciated using the straight-line method based upon estimated useful lives of the assets, which are as follows:

Useful Life
Building and improvements	33 - 40 Years
Computer equipment and software	3 - 5 Years
Laboratory equipment	3 - 7 Years
Office furniture and equipment	3 - 5 Years
Leasehold improvements	Lesser of Lease or Asset Life

Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operations as incurred.

Goodwill

Goodwill has an indefinite useful life and is not amortized.  For the purpose of testing goodwill for impairment, CBR has determined that it has one reporting unit.  CBR evaluates goodwill for impairment at least annually or whenever an event occurs or circumstances changes that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  If CBR determines that a quantitative analysis is necessary, the impairment test for goodwill is a two-step process.  Step one consists of a comparison of the fair value of a reporting unit against its carrying amount, including the goodwill allocated to each reporting unit.  CBR determines the fair value of its reporting unit based on a combination of income and market approaches.  The income approach is based on the present value of estimated future cash flows of the reporting units and the market approach is based on a market multiple calculated for each business unit based on market data of other companies engaged in similar business.  If the carrying amount of the reporting unit is in excess of its fair value, step two requires the comparison of the implied fair value of the reporting unit’s goodwill against the carrying amount of the reporting unit’s goodwill.  Any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill is recorded as an impairment loss.  There was no impairment of goodwill identified through June 30, 2015.

Results of Operations

Six Months Ended June 30, 2015 Compared To the Six Months Ended June 30, 2014

Revenue.  For the six months ended June 30, 2015, revenues decreased $1.2 million, or 2.0%, to $58.5 million from $59.7 million for the six months ended June 30, 2014.  Revenues are generated primarily from (i) processing fees for cord blood and cord tissue and (ii) storage fees from cord blood and cord tissue. The decrease in revenue was primarily attributable to a change in the mix of total units processed and reduced average processing prices during the six months ended June 30, 2015 compared to the corresponding period in 2014, partially offset by increased storage fees. The reduction in average cord blood processing price was attributable to a measured reduction of upfront fees for the collection and processing of cord blood in order to make CBR’s services affordable for more pregnant couples. The increase in storage fees was attributable to the additional cord blood and cord tissue units placed in storage over the preceding twelve months and increased storage pricing.

Cost of Services.  Cost of services increased by $0.1 million or 0.7%, to $13.5 million for the six months ended June 30, 2015 from $13.4 million for the six months ended June 30, 2014. Cost of services includes transportation of the umbilical cord blood and cord tissue from the hospital, direct material plus labor costs for processing and cryogenic storage and collection kit materials. The increase in cost of services was primarily attributable to inflationary increases in collection kit and labor costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $4.2 million, or 8.5%, to $45.2 million for the six months ended June 30, 2015 from $49.4 million for the six months ended June 30, 2014.  Selling, general and administrative expenses primarily relate to marketing and advertising, professional services, clinical consulting services and associated programs, facility related expenses, including utilities, and wages for personnel. The decrease in selling, general and administrative expenses was primarily attributable to lower depreciation, amortization and selling expenses, partially offset by increased advisory board expenses.

Interest Expense. Interest expense increased $2.5 million, or 29.1%, during the six months ended June 30, 2015 compared to the corresponding period in 2014. The increase in interest expense was primarily attributable to the increased borrowings associated with CBR’s entry into a new credit agreement in August 2014.

Year Ended December 31, 2014 Compared To the Year Ended December 31, 2013

Revenue.  For the year ended December 31, 2014, revenues increased $13.7 million, or 13.6%, to $121.9 million from $108.3 million for the year ended December 31, 2013.  Increased storage fee revenue was partially offset by a decrease in processing fee revenue. The increase in storage fee revenue was primarily attributable to the additional cord blood and cord tissue units placed in storage over the preceding twelve months and an increase in per unit storage pricing as well as fully recognizing the installed storage base deferred revenue from the fair value deferred revenue adjustment recorded at CBR’s acquisition date in September 2012.  The deferred revenue adjustment is attributable to the purchase accounting fair value adjustment required at the September 19, 2012 acquisition date.  The decrease in processing fee revenue was primarily attributable to a decrease in cord blood prices partially offset by increased cord tissue prices and an increase in the number of cord blood and cord tissue units processed during the year ended December 31, 2014 compared to the year ended December 31, 2013.

Cost of Services.  Cost of services decreased by $2.0 million, or 6.8%, to $27.4 million for the year ended December 31, 2014 from $29.4 million for the year ended December 31, 2013. The decrease in cost of services was primarily attributable to decreased collection kit and shipping costs associated with the move of kit distribution from CBR’s California headquarters to its Arizona processing facility.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.2 million, or 0.2%, to $95.9 million for the year ended December 31, 2014 from $96.1 million for the year ended December 31, 2013.  The decrease in selling, general and administrative expenses was primarily attributable to reimbursement of expenses paid by CBR on behalf of the previous owners, expense reduction on the final payment owed to the previous owners, and a reduction in legal fees related to a favorable lawsuit settlement, partially offset by increased sales and marketing expenses.

Interest Expense. Interest expense increased $5.1 million, or 29.3%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in interest expense was primarily attributable to CBR’s entry into a new credit agreement in August 2014.

Liquidity and Capital Resources

CBR’s principal liquidity requirements are to finance its operations, service its debt and fund capital expenditures. As of June 30, 2015, CBR had $16.3 million in cash and cash equivalents, an increase of $5.2 million compared to cash and cash equivalents as of December 31, 2014. CBR’s principal source of liquidity is from cash generated from operations and borrowings under its credit facilities discussed below.

On August 5, 2014, CBR paid a distribution totaling $98.0 million to holders of its common units as of August 4, 2014.

CBR entered into a credit agreement with certain lending institutions.  The credit agreement provides for a term loan of $200.0 million and notes payable of $83.0 million.  As of June 30, 2015, the outstanding principal balance of the term loan was $198.0 million and the outstanding balance of the notes payable was $83.0 million.  On July 6, 2015, CBR paid down $12.0 million on the term loan balance.  These credit facilities will be repaid in full upon the closing of AMAG’s acquisition of CBR.

As of June 30, 2015, CBR had a revolving line of credit available with a commercial bank that provided for advances of up to $15.0 million.  As of June 30, 2015, CBR had no outstanding balance on this credit facility and

CBR was in compliance with all the debt covenants.  This line of credit will be terminated upon the closing of AMAG’s acquisition of CBR.

Cash Flows

	Year Ended		Six Months Ended June 30
	2014	2013	2015	2014
Net cash provided by operating activities	$17.5	$8.2	$11.3	$9.2
Net cash (used in) provided by investing activities	$(2.5)	$(0.3)	$(5.1)	$1.2
Net cash used in financing activities	$(24.9)	$(6.9)	$(1.0)	$(3.4)

Operating Activities.  Cash provided by operating activities is primarily influenced by the amount of cash CBR invests in personnel and infrastructure to support the anticipated growth of its business and the increase in its revenues. Cash provided by operating activities has historically been impacted by changes in CBR’s operating assets and liabilities, particularly accounts receivable, inventories, prepaid expenses, other current assets, accounts payable, deferred revenue, accrued liabilities and other liabilities, adjusted for non-cash expense items such as depreciation, amortization, stock-based compensation, change in fair value of contingent consideration and gain on lawsuit settlement with a third party and deferred income taxes.

The net cash provided by operating activities of $11.3 million during the six months ended June 30, 2015, reflected CBR’s net loss of $11.2 million, offset by net non-cash expenses of $13.1 million and cash provided by net changes in assets and liabilities of $9.4 million, compared to net cash provided by operating activities of $9.2 million for the year six months ended June 30, 2014, reflecting CBR’s net loss of $7.5 million, offset by net non-cash expenses of $10.9 million and cash provided by net changes in assets and liabilities of $5.8 million.

During the year ended December 31, 2014, net cash provided by operating activities was $17.5 million, reflecting CBR’s net loss of $15.1 million, offset by net non-cash expenses of $18.3 million and cash provided by net changes in assets and liabilities of $14.3 million,, compared to net cash provided by operating activities of $8.2 million for the year ended December 31, 2013, reflecting CBR’s net loss of $23.4 million, offset by net non-cash expenses of $22.4 million and cash provided by net changes in assets and liabilities of $9.2 million.

Investing Activities. During the six months ended June 30, 2015, net cash used in investing activities was $5.1 million, reflecting a change in restricted cash balance of $0.2 million, offset by $5.3 million in purchases of property and equipment.  Purchases of property and equipment include investments at CBR’s Arizona processing facility and in IT infrastructure and software.  During the six months ended June 30, 2014, net cash provided by investing activities was $1.2 million, reflecting a change in restricted cash balance of $4.4 million, offset by $3.2 million in purchases of property and equipment.

During the year ended December 31, 2014, net cash used in investing activities was $2.5 million, reflecting a change in restricted cash balance of $6.5 million, offset by $9.0 million in purchases of property and equipment.  During the year ended December 31, 2013, net cash used in investing activities was $0.3 million, reflecting a change in restricted cash balance of $3.1 million, offset by $3.4 million in purchases of property and equipment.

Financing Activities.  CBR’s financing activities have consisted primarily of proceeds from the issuance of membership units and borrowings under debt obligations, offset by distributions to members, repurchase of membership units and incentive units, repayment of debt obligations and debt issuance costs.

During the six months ended June 30, 2015, net cash used in financing activities reflects $1.0 million in repayments of debt obligations. During the six months ended June 30, 2014, net cash used in financing activities reflects $0.4 million in proceeds from the issuance of membership units and incentive units, offset by $3.8 million in repayments of debt obligations.

During the year ended December 31, 2014, net cash used in financing activities reflects $81.1 million in proceeds from debt borrowings, offset by $3.6 million in debt issuance costs, a $98.0 million distribution to members and $4.8 million in repayments of debt obligations. During the year ended December 31, 2013, net cash used in financing activities reflects $2.8 million in repurchases of CBR’s membership units and incentive units and $4.7 million in repayments of debt obligations, offset by $0.6 million in proceeds from sale of membership units.

Contractual Obligations and Commitments

The following table summarizes CBR’s debt and other contractual obligations as of June 30, 2015.

	Payments Due by Period
		Less than 1			More than 5
	Total	year	1-3 years	3-5 years	years
Debt obligations	$376,328,847	$22,795,648	$45,156,220	$223,212,726	$85,164,253
Operating lease obligations	2,390,947	1,044,360	1,346,587	—	—
Purchase obligations	4,439,808	2,945,592	1,401,648	92,568	—
Total	$383,159,602	$26,785,600	$47,904,455	$223,305,294	$85,164,253

(1)         These debt obligations will be repaid in full upon the closing of AMAG’s acquisition of CBR.

Off-Balance Sheet Arrangements

CBR does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) No. 2014-09.  ASU 2014-09 provided guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018 and all interim reporting periods within annual reporting periods beginning after December 15, 2019. CBR has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued new guidance related to the disclosures around going concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on CBR’s consolidated financial statements.

Other amendments to GAAP have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on CBR’s consolidated financial statements upon adoption.